FOR IMMEDIATE RELEASE

MANDALAY MEDIA NAMES BRUCE STEIN CEO

Los Angeles —- March 12, 2008  -- Mandalay Media, Inc. (OTCBB: MNDL.OB) announced today that Bruce Stein has been named Chief Executive Officer. Stein brings a wealth of marketing, operational and corporate strategy expertise through his experiences in both Fortune 500 and small companies. He has served in senior management at Mattel, Inc., Sony Interactive Entertainment, Inc., and Kenner Products, Inc. Most recently he was founder and Co-CEO of The Hatchery, LLC, a company specializing in intellectual property development and entertainment production of kids and family franchises. Stein was instrumental in Mandalay Media’s recent acquisition of Twistbox Entertainment, Inc., a mobile content and casual game distribution company.  Twistbox is now a wholly-owned subsidiary of Mandalay Media and its current sole operations as stated under Mandalay Media's Form 8-K as filed with the Securities and Exchange Commission.

Mandalay Media’s focus is on acquiring various types of companies in digital distribution, television assets, interactive entertainment, online/internet/digital media, publishing, music and theatrical film assets. Mandalay Media will attempt to accomplish this by utilizing the combined strengths of the media industry relationships and expertise of its officers and directors, including Peter Guber Chairman and CEO of Mandalay Entertainment Group and Rob Ellin Partner Trinad Capital.

Mr. Stein stated “This is an exciting opportunity in every respect. We have a business model and professional relationships that are uniquely capable of finding, acquiring and building new media and digital content businesses. Equally important, we have an amazing group of proven executives and board members with vision and passion. I have known Peter Guber for over 20 years. This is an awesome team to be a part of.”

Stein has a long and successful tenure in leadership positions at various corporations. He served in various executive capacities at Mattel, Inc. over a period of ten years, including Worldwide President, Chief Operating Officer, and a member of the Board. Prior to Mattel he was Chief Executive Officer of Sony Interactive Entertainment Inc. where he worked on the launching of the PlayStation business. Mr. Stein also served as a strategic consultant to DreamWorks SKG, Warner Bros. Entertainment, and Mandalay Entertainment Group. For over seven years Mr. Stein served as president of Kenner Products during which time the company was acquired by Hasbro, Inc.

Peter Guber Chairman and CEO of Mandalay Entertainment Group “ My partners and I see this time as a tremendous opportunity to take our industry knowledge, expertise and capital to build a unique kiretsu of companies doing business in digital media and other areas where properties can be fully optimized. We believe there is no one better than Bruce to find other companies to invest in and to lead this company into the future.”

Rob Ellin Partner Trinad Capital stated “Bruce’s experience and scope will be extremely valuable to us as we build our company at the intersection of content, technology and consumer products.”

Mandalay’s recent merger with Twistbox Entertainment is a foundational component for Mandalay Media's mobile and interactive strategy.  Twistbox has direct on-deck distribution with over 100 mobile operators and operates in more than 40 countries. Its products and services include video rich WAP sites, mobile TV, and in-house developed mobile games that reach more than one billion handsets.

About Mandalay Media, Inc.

Mandalay Media, Inc. is a development stage company whose mission is to build a unique combination of new media distribution and content companies through asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business. For more information please consult www.mandalaymedia.com

About Twistbox Entertainment, Inc.

Twistbox Entertainment, Inc. (www.twistbox.com) is a global producer and publisher of mobile content. Through exclusive licenses with industry leading brands and direct distribution with over 100 operators in over 40 countries, Twistbox provides an extensive portfolio of award-winning games, WAP sites, and mobile TV channels worldwide.  Based in Sherman Oaks, CA, Twistbox maintains development and sales offices throughout Europe and Latin America.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about MNDL.  Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of MNDL's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:  general economic conditions; geopolitical events and regulatory changes; requirements or changes adversely affecting the businesses in which Twistbox is engaged; demand for the products and services that Twistbox provides, as well as other relevant risks detailed in MNDL's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. MNDL assumes no obligation to update the information contained in this press release.

Contact Info:

Mandalay Media, Inc.
Michael Saltzman
Saltzman Communications
310-271-5789
saltzman@earthlink.net